EXHIBIT 10.1

EXPRESS, INC. EMPLOYMENT INDUCEMENT AWARD AGREEMENT
NON-QUALIFIED STOCK OPTIONS
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Participant: [_____]
Grant Date: [____]
Number of Shares of Common Stock Purchasable: [____]
Per Share Exercise Price: [____]
Scheduled Expiration Date:        10 years after the Grant Date
Exercisability (i.e. “Vesting”) Terms:    See Section 3 below
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THIS EMPLOYMENT INDUCEMENT AWARD AGREEMENT (this “Agreement”) is entered into by and between Express, Inc., a Delaware corporation (the “Company”), and the Participant specified above, as of the Grant Date specified above. This Agreement documents the grant by the Company to Participant of a Non-Qualified Stock Option to purchase the Number of Shares of Common Stock Purchasable specified above, subject to the terms of this Agreement (the “Option”). The grant of the Option constitutes an “Employment Inducement Award” under Section 303A.08 of the NYSE Listed Company Manual. Any shares of Common Stock issued in connection with the Option shall not be issued under the Express, Inc. 2018 Incentive Compensation Plan (the “Plan”) or any other stockholder-approved equity compensation plan of the Company; provided, however, that all of the other terms of the Plan shall apply to the Option as though the Option was an Award under the Plan.

1.	Grant and Acceptance of Option and Agreement.

(a)
The Company hereby grants to Participant the Option as of the Grant Date. The Option constitutes the right of Participant to purchase the Number of Shares of Common Stock Purchasable at the Per Share Exercise Price, subject to the terms of this Agreement. No part of the Option is intended to qualify as an Incentive Stock Option. Except as otherwise specifically provided for in the Plan, nothing in this Agreement provides, or is intended to provide, Participant with any protection against potential future dilution of Participant’s interest in the Company for any reason. Participant shall not have any rights of a stockholder in respect of the shares purchasable under the Option until such shares are delivered to Participant upon the exercise of the Option, and no adjustments shall be made for dividends in cash or other property, distributions, or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan.

(b)
Participant must accept the terms of this Agreement within sixty days after the Agreement is presented to Participant for review. Participant may not exercise any portion of the Option before the terms of this Agreement have been accepted. If Participant does not timely accept this Agreement, the Company shall automatically accept this Agreement on Participant’s behalf.

2.	Plan Terms.

(a)
This Agreement is subject in all respects to the terms of the Plan (including any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Option), and all of the terms of the Plan are made a part of and incorporated into this Agreement as if they were each expressly set forth herein; provided, however, that any shares of Common Stock issued in connection with the Option shall not be issued under the Plan or any other stockholder-approved equity compensation plan of the Company and any such shares shall not impact the Plan’s or any other plan’s share pool in any way. Any capitalized terms not defined in this Agreement shall have the same meaning as is ascribed under the Plan.

(b)
Participant acknowledges receipt of a true copy of the Plan (which is also filed publicly) and a prospectus describing the material terms of the Plan. Participant has read the Plan carefully and fully understands its content, including the Committee’s broad authority to administer the Plan (as set forth under Article III of the Plan).

3.	[Exercisability (i.e., “Vesting”) and Forfeiture.

(a)
General. The Option shall become exercisable pursuant to the schedule set forth in the table below, provided Participant has not incurred a Termination before the applicable exercisability date. There shall be no proportionate or partial exercisability in the periods prior to each exercisability date.

Exercisability Date	Percentage of Option Exercisable
[_____] [_____] [_____] [_____]	[_____] [_____] [_____] [_____]

Forfeiture. Subject to Section 3(c), Section 3(d), and Section 3(e) below, upon Participant’s Termination for any reason, (i) any unexercisable portion of the Option shall be immediately forfeited in its entirety for no additional consideration and (ii) any exercisable portion of the Option shall remain exercisable for ninety days following Termination (or until the Scheduled Expiration Date, if earlier) and then be forfeited in its entirety for no additional consideration.

(b)
Death or Disability. Notwithstanding Section 3(b) above, if Participant incurs a Termination due to Participant’s death or Disability, then any portion of the Option not previously forfeited shall become fully exercisable and the Option shall remain exercisable for one year following Termination (or until the Scheduled Expiration Date, if earlier) and then be forfeited in its entirety for no additional consideration.

(c)
Retirement. Notwithstanding Section 3(b) above, if Participant incurs a Retirement (as defined below), (i) then the portion of the Option that is scheduled to become exercisable on the next exercisability date (to the extent not previously forfeited) shall become exercisable upon such Retirement and remain exercisable for ninety days following Retirement and (ii) any unexercisable portion of the Option shall be immediately forfeited in its entirety for no additional consideration. “Retirement” means any voluntary Termination by Participant, other than a Termination for Cause, death, or Disability, at or after the time Participant reaches age fifty-five and completes at least ten years of full-time continuous service with the Company or an Affiliate.

(d)
Cause. Notwithstanding anything in this Agreement, if Participant incurs a Termination for Cause, the entire Option, whether or not exercisable, shall be immediately forfeited in its entirety for no additional consideration.

(e)	Effect of Detrimental Activity. For the avoidance of doubt, Section 10.4 of the Plan, regarding Detrimental Activity, shall apply to the Option.

(f)	Recoupment. For the avoidance of doubt, Section 14.23 of the Plan, regarding recoupment and clawback of Awards under the Plan, shall apply to the Option.]

4.
Method of Exercise and Payment. Subject to Section 7 below, to the extent that the Option has become exercisable with respect to a number of shares of Common Stock as provided in the Agreement, such portion of the Option may thereafter be exercised by Participant, in whole or in part, at any time or from time to time prior to the forfeiture or expiration of that portion of the Option, including by the delivery of any form of exercise notice as may be required by the Committee and payment in full of the Per Share Exercise Price multiplied by the number of shares of Common Stock underlying the portion of the Option exercised.

5.
Non-transferability. Neither the Option nor any rights or interests with respect thereto shall be sold, exchanged, transferred, assigned, or otherwise disposed of in any way by Participant (or any beneficiary(ies) of Participant), other than by testamentary disposition by Participant or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber, or otherwise dispose of or hypothecate the Option in any way, or the levy of any execution, attachment, or similar legal process upon the Option contrary to the terms of this Agreement shall be null and void and without legal force or effect.

6.
Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

7.
Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local, and foreign taxes of any kind (including Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code or any other applicable law, rule, or regulation with respect to the Option and, if Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued under this Agreement. Any statutorily required minimum withholding obligation with regard to Participant may, unless not permitted by the Committee, be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to Participant hereunder, and any additional tax withholding up to the maximum permissible withholding may be satisfied similarly provided such reduction or shares would not cause adverse accounting or tax consequences to the Company.

8.
Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and Participant. The Company shall give written notice to Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

9.
Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as Participant may have on file with the Company.

10.
No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Company. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate Participant’s employment or service at any time, for any reason and with or without cause.

11.
Transfer of Personal Data. Participant authorizes, agrees, and unambiguously consents to the transmission by the Company (or any Affiliate) of any personal data information related to the Option for legitimate business purposes (including the administration of the Plan). This authorization and consent is freely given by Participant.

12.
Compliance with Laws. The grant of the Option and the issuance of any shares of Common Stock under the Option shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules, and regulations (including the Exchange Act and the Securities Act) and any other law or regulation applicable thereto. The Company shall not be obligated to grant the Option or issue any share of Common Stock under the Option if such grant or issuance would violate any such requirements.

13.
Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Code Section 409A and shall be limited, construed, and interpreted in accordance with such intent.

14.
Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Participant shall not assign (except as provided by Section 5 above) any part of this Agreement without the prior express written consent of the Company.

15.	Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

16.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

17.
Further Assurances. Participant shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments, and documents as the Company reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

18.
Severability; Waiver. The invalidity or unenforceability of any term of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of any term of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. The waiver by any party to this Agreement of a breach of any term of the Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

19.
Acquired Rights. Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the grant of the Option is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including the Option) give Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy, or resignation.

20.
Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. Participant consents to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

By signing below, Participant agrees that the Option is granted under and governed by the terms of this Agreement and the Plan, as of the Grant Date.

PARTICIPANT	EXPRESS, INC.

Sign name:	Sign name:

Print name:	Print name:

Title: